FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Second Fiscal Quarter Dividend of $0.32 Per Share and Announces Quarter Ended December 31, 2010 Financial Results

CHICAGO, IL, February 10, 2011 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the first fiscal quarter ended December 31, 2010.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company," refer to Golub Capital BDC, Inc. and its Subsidiaries.  “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	December 31, 2010	September 30, 2010
Investment portfolio	$382,414	$344,869
Total assets	$460,314	$442,763
NAV per share	$14.74	$14.71

	Quarter Ended December 31, 2010	Quarter Ended September 30, 2010
Investment income	$9,137	$7,431
Net investment income	$5,233	$4,351
Net realized and unrealized gain	$729	$1,896
Net increase in net assets resulting from operations	$5,962	$6,247

Net earnings per share	$0.34	$0.35
Net investment income per share	$0.30	$0.25
Net realized and unrealized gain per share	$0.04	$0.10

First Fiscal Quarter 2011 Highlights

•	Net investment income for the quarter ended December 31, 2010 was $5.2 million, or $.30 per share, as compared to $4.4 million, or $0.25 per share, for the quarter ended September 30, 2010;
•
Net realized and unrealized gains on investments for the quarter ended December 31, 2010 was $0.7 million, or $.04 per share, as compared to $1.9 million, or $0.10 per share, for the quarter ended September 30, 2010;

•
Net increase in net assets resulting from operations for the quarter ended December 31, 2010 was $6.0 million, or $0.34 per share, as compared to $6.3 million, or $0.35 per share, for the quarter ended September 30, 2010;

•	Our board of directors declared a second quarter distribution on February 8, 2011 of $0.32 per share, payable on March 30, 2011.

Portfolio and Investment Activities

At December 31, 2010, the Company had investments in 98 portfolio companies, with a total fair value of $382.4 million.  The portfolio consisted of $226.8 million of senior secured loans, $98.1 million of unitranche loans, $26.3 million of second lien loans, $24.8 million of subordinated debt and $6.4 million of common equity investments.   For the three months ended December 31, 2010, the Company originated $113.7 million in new investment commitments of which 40% were senior secured loans, 30% were unitranche loans, 17% were second lien loans, 10% were subordinated loans and 3% were equity securities.  Sales and repayments on investments for the same period totaled $64.1 million. The Company expects to continue to invest in a mix of mezzanine and senior secured loans to obtain a high level of current income and to preserve capital.

For the quarter ended December 31, 2010, weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of investments in the Company’s portfolio was 10.6% and 8.1% , respectively.  As of December 31, 2010, 65.3% of the Company’s portfolio at fair value had interest rate floors that limit minimum interest rates on such loans.

Consolidated Results of Operations

Total investment income for the three months ended December 31, 2010 and September 30, 2010 was $9.1 million and $7.4 million, respectively.  Investment income increased by $1.7 million, or 23.0%, for the three months ended December 31, 2010 as compared to the three months ended September 30, 2010. This increase was primarily attributable to higher average invested assets during the three months ended December 31, 2010.

Total expenses for the three months ended December 31, 2010 and September 30, 2010 were $3.9 million and $3.1 million, respectively.  Total expenses increased by $0.8 million, or 25.8%, for the three months ended December 31, 2010 as compared to the three months ended September 30, 2010. This increase was primarily due to an increase in management fees, incentive fees, interest expense, and professional fees.  Management and incentive fees increased due to higher average invested assets and higher net investment income.  The increase in interest expense was driven by a higher effective interest rate during the three months ended December 31, 2010.  Professional fees increased due to increased consulting expenses related to our Sarbanes Oxley implementation as well as other costs associated with being a public entity.

During the three months ended December 31, 2010 and September 30, 2010, the Company had $0.9 million of net realized gains and $(40,000) of net realized losses on investments, respectively.  During the three months ended December 31, 2010 and September 30, 2010, the Company recorded net unrealized depreciation of $(0.1) million and net unrealized appreciation of $1.9 million, respectively.

“I am pleased to report that we had a solid quarter with very strong origination volume,” said Golub Capital BDC, Inc. CEO David Golub.  “We also made progress toward our goal of shifting the asset mix of the portfolio to more unitranche, second lien and mezzanine investments.”

Liquidity and Capital Resources

As of December 31, 2010, the Company had cash and cash equivalents of $41.4 million, restricted cash of $27.6 million and $194.0 million of total debt outstanding.

On February 8, 2011, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on March 30, 2011 to holders of record as of March 18, 2011.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3
Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however; loan payments are generally not past due.

2
Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1
Indicates that the borrower is performing substantially below expectations and the loan risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans graded 1 are not anticipated to be repaid in full, and we reduce the fair market value of the loan to the amount we anticipate recovering.

The following table shows the distribution of our investments on the 1 to 5 investment performance rating scale at fair value as of December 31, 2010 and September 30, 2010:

	December 31, 2010		September 30, 2010
Investment	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$75,836	19.9%	$98,307	28.5%
4	277,356	72.5%	199,876	58.0%
3	24,908	6.5%	41,948	12.1%
2	4,314	1.1%	4,738	1.4%
1	-	0.0%	-	0.0%
Total	$382,414	100.0%	$344,869	100.0%

Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Thursday, February 10, 2011.  All interested parties may participate in the conference call by dialing (800) 897-4057 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2919. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Investor Presentations link to find the December 31, 2010 Investor Presentation.  An archived replay of the call will be available shortly after the call until 3:00 p.m. (Eastern Time) on February 25, 2011. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21508409.

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition (unaudited)
(In thousands, except share and per share data)

	December 31, 2010	September 30, 2010
Assets
Investments, at fair value (cost of $383,507 and $345,536 respectively)	$382,414	$344,869
Cash and cash equivalents	41,389	61,219
Restricted cash and cash equivalents	27,618	31,771
Interest receivable	2,194	1,956
Receivable for investments sold	2,895	-
Deferred financing costs	3,548	2,748
Other assets	256	200
Total Assets	$460,314	$442,763

Liabilities
Debt	$194,000	$174,000
Payable for investments purchased	-	5,328
Interest payable	2,576	1,167
Management and incentive fees payable	1,693	1,008
Accounts payable and accrued expenses	570	719
Total Liabilities	198,839	182,222

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2010 and
September 30, 2010	$-	$-
Common stock, par value $0.001 per share, 100,000,000 shares authorized,
17,738,197 and 17,712,444 shares issued and outstanding, respectively	18	18
Paid in capital in excess of par	260,152	259,690
Over distributed net investment income	(1,379)	(1,122)
Net unrealized appreciation on investments	1,848	1,995
Net realized gains (losses) on investments	836	(40)
Total Net Assets	261,475	260,541
Total Liabilities and Total Net Assets	$460,314	$442,763

Number of common shares outstanding	17,738,197	17,712,444
Net asset value per common share	$14.74	$14.71

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(In thousands, except share and per share data)
	Three months ended
	December 31, 2010	September 30, 2010
Investment income
Interest	$9,137	$7,431

Total investment income	9,137	7,431

Expenses
Interest and other debt financing expenses	1,577	1,381
Base management fee	1,284	1,091
Incentive fee	190	-
Professional fees	567	315
Administrative service fee	174	141
General and administrative expenses	112	152

Total expenses	3,904	3,080

Net investment income	5,233	4,351

Net gain (loss) on investments
Net realized gains (losses) on investments	876	(40)
Net change in unrealized (depreciation) appreciation on investments	(147)	1,936

Net gain on investments	729	1,896

Net increase in net assets resulting from operations	$5,962	$6,247

Per Common Share Data
Basic and diluted earnings per common share	$0.34	$0.35
Dividends and distributions declared per common share	$0.31	$0.31
Basic and diluted weighted average common shares outstanding	17,712,724	17,712,444

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc., (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, principally invests in senior secured, unitranche, mezzanine and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital, founded in 1994, is a leading lender to middle-market companies. In 2009, Golub Capital was named “Middle Market Lender of the Year” by Buyouts Magazine and “Debt Financing Agent of the Year” and “Mezzanine Financing Agent of the Year” by M&A Advisor.  As of December 31, 2010, Golub Capital managed over $4.0 billion of capital, with a team of investment professionals in New York, Chicago and Atlanta.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com